    As filed with the Securities and Exchange Commission on January 27, 1998
                                                    Registration No. 333-[_____]
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                              QUADRAMED CORPORATION
             (Exact name of Registrant as specified in its charter)

          DELAWARE                         7371                        52-1992861
(State or other jurisdiction of  (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)   Classification Code Number)       Identification No.)

                    80 EAST SIR FRANCIS DRAKE BLVD., STE. 2A
                               LARKSPUR, CA 94939
                                 (415) 461-7725
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ----------------------
                             KEITH M. ROBERTS, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                              QUADRAMED CORPORATION
                    80 EAST SIR FRANCIS DRAKE BLVD., STE. 2A
                               LARKSPUR, CA 94939
                                 (415) 461-7725
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                             ----------------------
                                   Copies to:
                              SCOTT D. LESTER, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                                   ONE MARKET
                               SPEAR STREET TOWER
                             SAN FRANCISCO, CA 94105
                                 (415) 442-0900
                             ----------------------
             Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

             If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

             If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

             If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ----------------------

                                                  CALCULATION OF REGISTRATION FEE
==========================================================================================================================
     TITLE OF EACH CLASS OF        AMOUNT       PROPOSED MAXIMUM       PROPOSED MAXIMUM
        SECURITIES TO BE           TO BE         OFFERING PRICE       AGGREGATE OFFERING            AMOUNT OF
           REGISTERED            REGISTERED       PER SHARE(1)             PRICE(1)           REGISTRATION FEE(1)
----------------------------     ----------     -----------------     -------------------     --------------------

Common Stock, par value $.01      2,803,515          $19.06               $53,434,996              $15,763
per share..................
==========================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on January 23, 1998 in accordance with Rule 457 under the Securities Act of 1933.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                  SUBJECT TO COMPLETION, DATED JANUARY 27, 1998

                                2,803,515 SHARES

                              QUADRAMED CORPORATION

                                  COMMON STOCK
                                -----------------


              The 2,803,515 shares (the "Resale Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of QuadraMed Corporation ("QuadraMed" or the "Company") which may be sold from time to time hereby (the "Offering") are comprised of (i) 1,831,291 shares of Common Stock which may be offered for resale by certain shareholders of the Company named herein (the "Shareholders") and (ii) 972,224 shares of Common Stock issuable upon exercise of certain warrants to purchase Common Stock (the "Warrants") which are being registered hereunder and may be offered for resale by the holders thereof named herein (the "Warrantholders" and together with the Shareholders, the "Selling Stockholders") following exercise and issuance. See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Resale Shares. However, the Company will receive the exercise price payable upon exercise of any Warrant covering any Resale Shares to be offered and sold pursuant to this Prospectus.

              The Resale Shares may be sold from time to time by the Selling Stockholders directly, in underwritten offerings or in ordinary brokerage transactions at prices at or near the market price or in other privately negotiated transactions on terms to be negotiated at the time of sale. Usual and customary or specifically negotiated underwriting discounts, brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. To the extent required, the specific shares to be sold, the terms of the offering, including price, the names of any broker-dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

              The Company has agreed to bear all expenses (other than commissions or discounts of underwriters, dealers or agents or the fees and expenses of their counsel) in connection with the registration and sale of the Resale Shares being registered hereby. The Company has agreed to indemnify the Selling Stockholders, and the Selling Stockholders have agreed to indemnify the Company, against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" for possible indemnification arrangements for broker-dealers and underwriters.

              The Company's Common Stock is traded on the Nasdaq National Market under the symbol "QMDC." On January 26, 1998, the reported last sale price of the Common Stock on the Nasdaq National Market was $19.75 per share.

                        -------------------------------

              SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                         -------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         -------------------------------

              THE SELLING STOCKHOLDERS AND ANY BROKER-DEALERS THAT PARTICIPATE IN THE DISTRIBUTION OF ANY OF THE RESALE SHARES MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT, AND ANY COMMISSION RECEIVED BY THEM AND ANY PROFIT ON THE RESALE SHARES PURCHASED BY THEM MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS OR DISCOUNTS UNDER THE SECURITIES ACT. SEE "PLAN OF DISTRIBUTION."

                         -------------------------------
        , 1998.

                               PROSPECTUS SUMMARY

              The following is a summary of certain information contained elsewhere in this Prospectus and is not intended to be a complete description of the matters covered in this Prospectus. This summary is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus and in the documents incorporated by reference in this Prospectus. Stockholders are urged to read carefully the entire Prospectus. As used in this Prospectus, unless otherwise indicated or the context otherwise requires, all references to "QuadraMed" or the "Company" refer to QuadraMed Corporation and, where the context requires, its subsidiaries.

              This Prospectus contains forward-looking statements about future results which are subject to risks and uncertainties. QuadraMed's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

              QuadraMed Corporation ("QuadraMed" or the "Company"), develops, markets and sells software products and services designed to enable health care providers and payors to increase operational efficiency, improve cash flow, measure the cost of care and effectively administer managed care contracts. The Company's suite of products is an integrated offering of electronic data interchange ("EDI"), financial management and decision support solutions for both providers and payors. In addition, the Company provides business office outsourcing and cash flow management services.

              Electronic Data Interchange. These products enable the editing and formatting of all claims submitted to payors to help ensure accuracy and completeness, which results in more efficient reimbursement of third party claims. The Company collects and utilizes detailed clinical and financial information from customers who license its EDI products. This data, which is supplemented with similar, publicly-available information, forms the basis of the Company's proprietary databases for its decision support products.

              Financial Management Products. These products utilize the enhanced data stream created by the Company's EDI products to allow providers to track payor contract terms and review medical billing information to ensure that bills are properly coded and include all services rendered. These capabilities facilitate a provider's ability to obtain timely and accurate reimbursement and to administer and measure the profitability of managed care contracts. Further, the Company offers a product that is designed to improve the ability of health care providers to prevent Medicare and Medicaid fraud and abuse by identifying potentially fraudulent coding in their medical bills. In addition, the Company's electronic document imaging products allow its customers to improve work flow and move toward a paperless office environment.

              Decision Support Products. These products include database analysis software and national and regional benchmark data that enable customers to perform clinical, financial and marketing analyses. These products utilize the enhanced data stream created by the Company's EDI and financial management products to build proprietary databases that enable providers to measure more accurately the resources consumed in the provision of care and to compare clinical outcomes against the associated costs.

              Business Office Outsourcing and Cash Flow Management Services. These services are offered to health care providers, many of which are recognizing the value of outsourcing their business office operations to reduce costs, increase cash flow and improve operating efficiencies. The Company believes that it possesses a significant advantage in the provision of outsourcing services due to its ability to use its own QuanTIM(R) suite of software products and its centralized cash flow management operations.

              The Company is incorporated under the laws of the State of Delaware. The Company's executive offices are located at 80 East Sir Francis Drake Blvd., Suite 2A, Larkspur, California 94939 and its telephone number is
(415) 461-7725.

RECENT DEVELOPMENTS


              On December 29, 1997, the Company acquired Rothenberg Health Systems Inc. ("Rothenberg"), a provider of health care information systems, and Healthcare Research Affiliates, Inc. ("HRA"), a consulting company that specializes in HEDIS reporting, from Resource Health Partners, L.P. ("RHP") in two related merger transactions (referred to as the "RHP Mergers"). In the RHP Mergers, the Company issued an aggregate of 1,588,701 shares of its Common Stock, valued at approximately $37.9 million. The transaction will be treated as a pooling of interests for accounting purposes. The Company has agreed to register such shares for resale under the Securities Act. All of such shares are being registered and are being offered for sale pursuant to this Prospectus.

              Rothenberg is a provider of health care information systems designed to enable health care providers to efficiently manage the risks associated with managed care contracts. Rothenberg has a client base of more than 300 IPAs, medical groups, hospitals, MSOs, PHOs and integrated delivery systems that employ or contract with an estimated 40,000 providers of care, who, in turn, serve over an estimated 8,000,000 enrollees in 35 states. Rothenberg's primary product is EZ-CAP(R), a software product that is designed to validate enrollee eligibility, adjudicate claims based on specific benefit structures and ensure the accurate processing and payment of claims.

              On November 9, 1997, the Company agreed to acquire Medicus Systems Corporation ("Medicus"), a provider of health care information solutions, pursuant to an Agreement and Plan of Reorganization dated as of November 9, 1997 (the "Medicus Merger Agreement") under which Medicus would be merged with a wholly owned subsidiary of the Company (the "Medicus Merger"). In the Medicus Merger, the Company will pay $7.50 in cash, shares of the Company's Common Stock valued at $7.50 per share, or a combination thereof in exchange for each share of Medicus Common Stock. The Company anticipates that the Medicus Merger will be completed during the first quarter of 1998.

              In connection with the Medicus Merger Agreement, the Company purchased shares of Medicus Common Stock from certain stockholders of Medicus constituting approximately 56.7% of the outstanding shares of Medicus Common Stock in exchange for a $7.50 cash payment per share, together with warrants (the "Warrants") entitling the Medicus Selling Stockholders to acquire shares of Company Common Stock for each share of Medicus Common Stock sold at the time of the Medicus Merger. The Company has agreed to register such shares for resale under the Securities Act. All of such shares have been registered and are being offered for sale pursuant to this Prospectus.

              Medicus provides information solutions that enable hospitals and integrated health care delivery networks to manage resources more effectively and improve outcomes of care by capturing, structuring and analyzing data. Medicus provides information systems and related services to more than 1,200 client institutions throughout North America.

                                  THE OFFERING

              An aggregate of 2,803,515 shares of Common Stock are being offered for resale pursuant to this Prospectus, including 1,831,291 shares which are being offered for resale by certain stockholders of the Company and 972,224 shares which are being offered for resale by certain persons in the event of the exercise of Warrants. See "Selling Stockholders."

              The Company will not receive any proceeds from the sale of the Resale Shares which may be sold from time to time hereby. However, the Company will receive the exercise price payable upon exercise of any Warrant covering any Resale Shares to be offered and sold pursuant to this Prospectus.

                                  RISK FACTORS

              In addition to the other information contained in this Prospectus included herewith, prospective investors should carefully consider the following factors in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

HISTORY OF OPERATING LOSSES; UNCERTAIN PROFITABILITY

              The Company incurred net losses of $4.9 million and $9.4 million for the years ended December 31, 1994 and 1995, respectively, and as of September 30, 1997 had an accumulated deficit of $12.3 million. Medicus incurred net losses of $3.7 million and $4.2 million for the years ended May 31, 1996 and 1997, respectively, and for the six months ended November 30, 1997, had a net loss of $1.4 million and an accumulated deficit of $9.3 million. Although the Company recorded net income of $153,000 and $2.8 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, these results do not include the effect of the Medicus Merger and RHP Mergers. In connection with the Medicus Merger and other acquisitions, the Company has and will incur significant non-recurring charges and will be required to amortize significant expenses related to goodwill and other intangible assets in future periods. There can be no assurance that the Company will be able to achieve or sustain revenue growth or profitability on a quarterly or annual basis.

POTENTIAL VARIABILITY IN QUARTERLY OPERATING RESULTS

              The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including the following: integration of acquired businesses, variability in demand for the Company's products and services; the number, timing and significance of announcements and releases of product enhancements and new products by the Company and its competitors; the timing and significance of announcements concerning the Company's present or prospective strategic alliances; the termination of, or a reduction in, offerings of the Company's products and services; the loss of customers due to consolidation in the health care industry; delays in product delivery requested by customers; the length of the sales cycle or the timing of sales; the amount of new potential contracts at the beginning of any particular quarter; customer budgeting cycles and changes in customer budgets; investments by the Company in marketing, sales, research and development, and administrative personnel necessary to support the Company's anticipated operations; marketing and sales promotional activities; software defects and other quality factors; and general economic conditions.

              In May 1997, the Company acquired, in exchange for $2.5 million, a 10.2% equity stake in EDI USA, Inc. ("EDI USA"), an organization owned and established by thirteen independent Blue Cross and Blue Shield Plans to build and operate an EDI transaction network to facilitate submission of claims, receipt of remittances, eligibility verification and other health care transactions. In addition, the Company entered into an agreement with EDI USA for EDI USA to provide EDI processing services. The Company recorded non-recurring charges of $334,000, $360,000 and $346,000 for each of the first three quarters of 1997, respectively, related to start-up costs incurred in connection with its arrangement to provide EDI processing and management services for EDI USA's transactions. The Company and EDI USA have terminated their business relationship, and EDI USA has repurchased the Company's equity stake in EDI USA for $2.5 million during the fourth quarter of 1997. As a result of the termination of the relationship, the Company expects to record a non-recurring charge in the fourth quarter of 1997 that substantially exceeds the charges reported in the first three quarters.

              The timing of customer purchases is difficult to predict given the complex procurement decision process associated with most health care providers and payors. As a result, the Company typically experiences, and Medicus and RHP have experienced, sales cycles that extend over several quarters for new customers. The Company expects that these factors will result in variations in quarterly revenues and operating results. Moreover, the Company's operating expense levels, which will increase with the addition of the businesses of Medicus, Rothenberg and HRA, are relatively fixed. If revenues are below expectations, net income is likely to be disproportionately affected. Further, it is likely that in some future quarter the Company's revenues or operating results will be below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected.

INTEGRATION OF ACQUIRED COMPANIES INTO THE COMPANY

              The Company has entered into the Medicus Merger Agreement with Medicus and completed the RHP Mergers with the expectation that the Medicus Merger and the RHP Mergers will result in certain benefits to the Company as the combined company. Realizing the benefits of the Medicus Merger and the RHP Mergers will depend in part upon the successful integration of the businesses, products and employees of the Company, Rothenberg, HRA and Medicus in an efficient manner, and there can be no assurance that such integration will not entail substantial costs, delays or other problems or that such integration will be successfully completed. Combining the companies will divert the attention of management from other matters and will result in significant operational and administrative expense. QuadraMed will incur a significant amortization expense in future periods as a result of the Medicus acquisition. Any difficulties encountered in the integration process could have a material adverse effect on the revenues and operating results of the combined company.
In addition, the process of combining the companies could cause the interruption of, or a disruption in, the business activities of the constituent companies, which could have a material adverse effect on the operations and financial performance of the combined company. Even if these companies are successfully integrated into the Company, the acquired operations may not achieve sales, productivity and profitability commensurate with the Company's historical operating results or with projected results of the Company and financial analysts and investors. Failure to achieve such projected results would have a material adverse effect on the Company's financial performance, and in turn, on the market value of the Company Common Stock. There can be no assurance that the combined company will realize any of the anticipated benefits of the Medicus Merger and the RHP Mergers or that such acquisitions will enhance the Company's business or financial performance.

DEPENDENCE ON ACQUISITIONS FOR GROWTH

              The Company intends to continue to expand in substantial part through acquisitions of products, technologies and businesses. The Company's ability to expand successfully through acquisitions depends on many factors, including the successful identification and acquisition of products, technologies or businesses and management's ability to effectively negotiate and consummate acquisitions and integrate and operate the new products, technologies or businesses. There is significant competition for acquisition opportunities in the Company's industry, which may intensify due to increasing consolidation in the health care industry, increasing the costs of capitalizing on acquisition opportunities. The Company competes for acquisition opportunities with other companies that have significantly greater financial and management resources than the Company. The inability to successfully identify appropriate acquisition opportunities, consummate acquisitions or successfully integrate acquired products, technologies, operations, personnel or businesses could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, acquisitions may divert management's attention from other business concerns, expose the Company to the risks of entering markets in which it has no direct prior experience or to risks associated with the market acceptance of acquired products and technologies, or result in the loss of key employees of the Company or the acquired company. Moreover, acquisitions (including the Medicus Merger and the RHP Mergers) by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the recognition of amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect on its business, financial condition and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS; NEED TO MANAGE CHANGING OPERATIONS

              Acquisitions, including the Medicus Merger and the RHP Mergers, involve a number of special risks including, without limitation, managing geographically dispersed operations, failure of the acquired business to achieve expected results, failure to retain key personnel of the acquired business, inability to integrate the new business into existing operations and risks associated with unanticipated events or liabilities, potential increases in stock compensation expense and increased compensation expense resulting from newly hired employees; the assumption of unknown liabilities, potential disputes with the sellers of one or more acquired entities, all of which could have a material adverse effect on the Company's business, results of operations and financial condition.

Additionally, customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the Company's reputation and its sales and marketing initiatives. With the addition of the Medicus and RHP businesses, the Company's anticipated future operations may place a strain on its management systems and resources. The Company expects that it will be required to continue to improve its financial and management controls, reporting systems and procedures, and will need to expand, train and manage its work force. There can be no assurance that the Company will be able to effectively manage these tasks, and the failure to do so could have a material adverse effect on its business, financial condition and results of operations.

NEED TO EXPAND SALES AND TECHNICAL SUPPORT CAPABILITIES

              A substantial percentage of the Company's sales force is currently inexperienced in selling the Company's products and will remain so for some time. With the addition of the Medicus, Rothenberg and HRA businesses, the Company will need to commit significant resources to further recruit, train, motivate, manage and retain sales personnel to support its expanded product and service offerings. While the Company intends to commit funds to expand its sales organization, there can be no assurance that the Company will be able to recruit, train, motivate, manage and retain additional sales personnel or that their activities will result in additional revenues to the Company. In addition, the Company recognizes that as its level of sales increases, it will need to expand its technical support capabilities to service its expanding customer base. Competition for qualified sales and technical support personnel in the software industry is intense. Failure by the Company to effectively expand its sales and technical support capabilities could have a material adverse effect on the Company's business, financial condition and results of operations.

              In addition, the Company intends to develop a national sales force that will be responsible for particular customers rather than particular products. This approach will require additional training so that sales personnel may become more familiar with the Company's broader range of product and service offerings. There can be no assurance that the Company will be successful in its efforts to restructure its sales and marketing approach, and any failure to successfully implement such strategy could have a material adverse effect on its business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

              The Company's performance also depends in significant part upon the continued service of its executive officers, its product managers and other key sales, marketing, and development personnel, including such key personnel associated with Medicus, Rothenberg and HRA who must be successfully integrated into the Company's management team. The loss of the services of any of its executive officers or the failure to hire or retain other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. Additions of new, and departures of existing, personnel can be disruptive and could have a material adverse effect on the Company's business, financial condition and results of operations.

EXPANDED PRODUCT AND SERVICE OFFERINGS; RELIANCE ON CROSS-SELLING PRODUCTS AND SERVICES TO CUSTOMERS

              With the additions of the Medicus, Rothenberg and HRA businesses, the Company will further expand the complexity of its product and service offerings and broaden its customer base to include physicians and other non-hospital health care providers. Prior to the RHP Mergers, the Company's customers were typically hospitals and other health care providers, and substantially all of the Company's revenues were derived from the sale of software products and services to hospitals. With the addition of the Medicus, Rothenberg and HRA businesses, the Company intends to direct its sales and marketing efforts to a broader customer base than it has previously addressed, including cross-selling its expanded product and service offerings to existing customers of the Company, Medicus, Rothenberg and HRA. Additionally, the Company intends to continue to expand its product and service offerings in the future. The addition by the Company to its product and service offerings presents certain risks and uncertainties involving the Company's relative unfamiliarity with these new products and services and the market for such new products and services. There can be no assurance that the Company will be successful in its cross-selling efforts or in developing or integrating new products and services, or that its existing customers will accept such new products and services. Additionally, there can be no assurance that the Company will retain its existing customers or the existing customers of Medicus, Rothenberg and HRA. In particular, Medicus and Rothenberg have each released Windows(TM)-based versions of their products and may choose not to continue to provide technical support for old versions of their product. If the combined company chooses not to provide this technical support, existing Medicus and Rothenberg customers may be lost. Any failure by the Company to successfully cross-sell its products, to develop or integrate new products and services or to retain existing customers of the combined company could have a material adverse effect on its business, financial condition and results of operations.

RISKS RELATED TO HOSPITAL AND MANAGED CARE MARKETS

              A substantial portion of the Company's revenues have been and are expected to be derived from the sale of software products and services to hospitals. The Company's financial performance is dependent on continued demand for its products. Consolidation in the health care industry, particularly in the hospital and managed care markets, could cause a decrease in the number of potential purchasers of the Company's products and services or the loss of one or more of the Company's significant customers, including existing customers of Medicus, Rothenberg and HRA, insofar as customers may be acquired by another company that uses products or services provided by a competitor of the Company, Medicus, Rothenberg or HRA. Any of these occurrences could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the decision to purchase the Company's products often involves the approval of several members of management of a hospital or health care provider. Consequently, it is difficult for the Company to predict the timing or outcome of the buying decisions of customers or potential customers.

              The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. The Company believes that the commercial value and appeal of its products may be adversely affected if the current health care financing and reimbursement system were to reverse its current evolution to a managed care model back to a fee-for-service model. In addition, many of the Company's customers are providing services under capitated service agreements, and a reduction in the use of capitation arrangements as a result of regulatory or market changes could have a material adverse effect on the Company's business, financial condition and results of operations. During the past several years, the health care industry has been subject to increasing levels of governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Certain proposals to reform the health care system have been and are being considered by Congress. These proposals, if enacted, could change the operating environment for the Company's clients in ways that cannot be predicted. Health care organizations may react to these proposals by curtailing or deferring investments, including those for the Company's products and services.

HIGHLY COMPETITIVE MARKET

              Competition in the market for the Company's products and services (including products and services acquired from Medicus and RHP by the Company) is intense and is expected to increase. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. While no one firm competes directly in all niches in which Medicus and Rothenberg offers products, Medicus and Rothenberg each compete with several firms of varying size and geographic coverage in each of their market niches. The Company's competitors include other providers of health care information software and services, as well as health care consulting firms. The combined company's principal competitors include: (i) CIS Technologies, Inc., a division of National Data Corporation, Inc., and Sophisticated Software, Inc. in the market for its EDI products; (ii) Envoy Corp. and MedE AMERICA in the market for its claims processing service; (iii) Healthcare Cost Consultants, Inc., a division of CIS Technologies, Inc., and Trego Systems, Inc. in the market for its contract management products; (iv) IMNET Systems, Inc., Optika Imaging Systems, Inc. and LanVision Systems, Inc. in the market for its electronic document management products; (v) Transition Systems, Inc. and Healthcare Microsystems, Inc., a division of Health Management Systems Inc., HCIA Inc. and MediQual Systems, Inc., a division of Cardinal Health, Inc., in the market for its decision support products; (vi) HMS and ARTRAC, a division of Medaphis in the market for its business office outsourcing services; and (vii) a subsidiary of Minnesota Mining and Manufacturing and CodeMaster, in the market for its medical records products. In addition, current and prospective customers evaluate the Company's capabilities against the merits of their existing information systems and expertise. Furthermore, major software information systems companies, including those specializing in the health care industry, not presently offering products that compete with those offered by the Company may enter the Company's markets. In addition, many of the Company's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and market recognition than the Company. Many of the Company's competitors also currently have, or may develop or acquire, substantial installed customer bases in the health care industry. As a result of these factors, the Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.

NEW PRODUCT DEVELOPMENT AND SYSTEM ENHANCEMENT

              The Company's performance will depend in large part upon the Company's ability to provide the increasing functionality required by its customers through the timely development and successful introduction of new products and enhancements to its existing suite of products. The Company has historically devoted significant resources to product enhancements and research and development and believes that significant continuing development efforts will be required to sustain its operations and integrate the products and technologies of acquired businesses. There can be no assurance that the Company will successfully or in a timely manner develop, acquire, integrate, introduce and market new product enhancements or products, or that product enhancements or new products developed by the Company will meet the requirements of hospitals or other health care providers and payors and achieve or sustain market acceptance.

LIMITED PROPRIETARY RIGHTS; RISK OF INFRINGEMENT

              The Company relies on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions to protect its proprietary rights. The Company has not filed any patent applications covering its technology. There can be no assurance that measures taken by the Company to protect its intellectual property will be adequate or that the Company's competitors will not independently develop products and services that are substantially equivalent or superior to those of the Company.

              Substantial litigation regarding intellectual property rights exists in the software industry, and the Company expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in the Company's industry segment grows and the functionality of products overlaps. Although the Company believes that its products do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has recently received notice of a claim filed with the United States Trademark Appeal Board for the cancellation of its registered QuanTIM(R) trademark, and also has recently received a letter from a separate third party challenging this trademark. There can be no assurance that the Company will be successful in its defense of these or similar claims.

RISK OF PRODUCT DEFECTS; FAILURE TO MEET PERFORMANCE CRITERIA

              Products such as those offered by the Company frequently contain errors or failures, especially when initially introduced or when new versions are released. Although each company conducts extensive testing, software errors have been discovered in certain enhancements and products after their introduction. The Company and Medicus are currently developing various new applications and each has recently introduced versions of certain of its existing applications designed to function with the Microsoft Windows(TM) NT operating system. There can be no assurance that, despite testing by the Company and by current and potential customers, errors or performance failures will not occur in these products under development or in other enhancements or products after commencement of commercial shipments, resulting in loss of revenues and customers, delay in market acceptance, diversion of development resources, damage to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect upon its business, financial condition and results of operations.

RISK OF INTERRUPTION OF DATA PROCESSING

              The Company currently processes substantially all its customer data at its facilities in Larkspur, California and Neptune, New Jersey. While the Company has safeguards for emergencies such as power interruption or breakdown in temperature controls, it has no mirror processing site to which processing could be transferred in the case of a catastrophic event at either of these facilities. The occurrence of a major catastrophic event at either the Larkspur or the Neptune facility could lead to an interruption of data processing and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO OUTSOURCING BUSINESS

              The Company provides business office outsourcing and cash flow management services, including the billing and collection of receivables. The infrastructure for the Company's outsourcing business was acquired by the Company. In addition, the Company often uses its software products to provide outsourcing services. As a result, the Company has not been required to make significant capital expenditures in order to service existing outsourcing contracts. However, if the Company experiences a period of substantial expansion in its outsourcing business, it may be required to make substantial investments in capital assets and personnel, and there can be no assurance that it will be able to assess accurately the investment required and negotiate and perform in a profitable manner any of the outsourcing contracts it may be awarded. The Company's failure to estimate accurately the resources and related expenses required for a project or its failure to complete its contractual obligations in a manner consistent with the project plan upon which a contract was based could have a material adverse effect on its business, financial condition and results of operations. In addition, the Company's failure to meet a client's expectations in the performance of its services could damage the Company's reputation and adversely affect its ability to attract new business. Finally, the Company could incur substantial costs and expend significant resources correcting errors in its work, and could possibly become liable for damages caused by these errors.

GOVERNMENT REGULATION

              The United States Food and Drug Administration (the "FDA") is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer products are subject to regulation when they are used or are intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. The FDA could determine in the future that any predictive aspects of the Company's products make them clinical decision tools subject to FDA regulation. Compliance with these regulations could be burdensome, time consuming and expensive. The Company also could become subject to future legislation and regulations concerning the development and marketing of health care software systems. Such legislation could increase the cost and time necessary to market new products and could affect the Company in other respects not presently foreseeable. The Company cannot predict the effect of possible future legislation and regulation.

              The confidentiality of patient records and the circumstances under which such records may be released for inclusion in the Company's databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other health care provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal levels. This legislation may require holders of such information to implement security measures that may require substantial expenditures by the Company. There can be no assurance that changes to state or federal laws will not materially restrict the ability of health care providers to submit information from patient records using the Company's products.

UNCERTAINTY IN THE HEALTH CARE INDUSTRY

              The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care organizations. Changes in current health care financing and reimbursement systems could result in the need for unplanned product enhancements, in delays or cancellations of product orders or shipments or in the revocation of endorsement of the Company's products by hospital associations or other customers. Any of these occurrences could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, many health care providers are consolidating to create integrated health care delivery systems with greater regional market power. As a result, these emerging systems could have greater bargaining power, which may lead to price erosion of the Company's products. The failure of the Company to maintain adequate price levels would have a material adverse effect on the Company's business, financial condition and results of operations. Other market-driven reforms could also have unpredictable effects on the Company's business, financial condition and results of operations.

RISK OF PRODUCT-RELATED CLAIMS

              Certain of the combined company's products and services relate to the payment, collection, coding and billing of health care claims and the administration of managed care contracts. Any failure by employees of the Company or by the Company's products to accurately assess, process or collect such claims could result in claims against the Company by its customers. The Company has been and currently is involved in claims or administrates such contracts for money damages related to services provided by its accounts receivable management business. The Company maintains insurance to protect against certain claims associated with the use of its products, but there can be no assurance that its insurance coverage would adequately cover any claim asserted against the Company. A successful claim brought against the Company that is in excess of, or excluded from, its insurance coverage could have a material adverse effect on its business, financial condition and results of operations. Even unsuccessful claims could result in the Company's expenditure of funds in litigation and management time and resources. There can be no assurance that the Company will not be subject to material claims in the future, that such claims will not result in liability in excess of its insurance coverage, that the Company's insurance will cover such claims or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates. In addition, if liability of the Company were to be established, substantial revisions to its products could be required that may cause it to incur additional unanticipated research and development expenses.

RISKS ASSOCIATED WITH CERTAIN INVESTMENTS

              The Company has made, and may continue to make in the future, certain investments in which it obtains a minority equity interest in certain early stage companies. The Company does not have the ability to control the operations of any of these companies. Investing in early stage companies is subject to certain significant risks, and there can be no assurance that any of these companies will be successful or achieve profitability or that the Company will ever realize a return on its investments. To the extent any of these companies are unprofitable, the Company may be required to recognize a loss on its investment during a reporting period. Any loss in connection with these investments could have a material adverse effect on the Company's business, financial condition or results of operations during a particular reporting period. In addition, to the extent any of such companies fail or become bankrupt or insolvent, the Company may be required to record a total loss on its investment, which could have a material adverse effect on its results of operations during a particular reporting period.

POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS

              Certain provisions of Delaware law applicable to the Company could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The Company's Board of Directors is classified into three classes of directors serving staggered, three-year terms and has the authority without action by the Company's stockholders to fix the rights and preferences and issue shares of preferred stock, and to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. The Company's Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Any vacancy on the Board of Directors may be filled only by vote of the majority of directors then in office. Further, the Company's Certificate of Incorporation provides that any "Business Combination" (as therein defined) requires the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class. These provisions, and certain other provisions of the Certificate of Incorporation which may have the effect of delaying proposed stockholder actions until the next annual meeting of stockholders, could have the effect of delaying or preventing a tender offer for the Company's Common Stock or other changes of control or management of the Company, which could adversely affect the market price of the Company Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE VOLATILITY OF STOCK PRICE; LOW TRADING VOLUME

              After the Medicus Merger and assuming the issuance of 1,800,000 shares of the Company Common Stock pursuant to the Medicus Merger Agreement and the Warrants, approximately [__________] shares of the Company Common Stock issued to holders of Medicus Common Stock and the Warrants will be freely tradeable, and an additional [_______] shares of the Company Common Stock will be tradeable under Rule 145 under the Securities Act. Additionally, the Company has issued 1,588,701 shares of the Company Common Stock in connection with the RHP Mergers, all of which are being registered under the Securities Act pursuant to this Prospectus. As a result, substantial sales of the Company Common Stock could occur immediately after the Medicus Merger. Sales of a substantial number of the aforementioned shares of the Company Common Stock could adversely affect or cause substantial fluctuations in the market price of the Company Common Stock and impair the Company's ability to raise additional capital through the sale of its equity securities.

              The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. The trading price of the Company's Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new products or acquisitions by the Company or its competitors, governmental regulatory action, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors. The market price may also be affected by movements in prices of equity securities in general. In addition, the average daily trading volume of the Company's Common Stock since public trading of the Common Stock commenced has been low. To the extent this trading pattern continues, the price of the Common Stock may fluctuate significantly as a result of relatively minor changes in demand for such shares and sales of stock by stockholders.

RISKS RELATED TO MEDICUS LITIGATION

              On July 11, 1997, St. Joseph Hospital filed a lawsuit, St. Joseph Hospital v. Medicus Systems Corporation, File No. 97-36574, in the District Court of Harris County, Texas. The complaint alleges primarily breach of a contract to provide case management software, and seeks unspecified damages, including attorney's fees. Medicus vigorously denies any liability, and has filed its answer denying the plaintiff's claims. In addition, Medicus has filed counterclaims asserting breach of contract and fraudulent inducement. Medicus believes that it has meritorious defenses to the plaintiff's claims, and it intends to defend the litigation vigorously. However, due to the nature of the litigation, the combined company cannot determine the total expense or possible loss, if any, that may ultimately be incurred either in the context of a trial, or as a result of a negotiated settlement. Regardless of the ultimate outcome of the litigation, it could result in significant diversion of time by the combined company's personnel. While management believes that the resolution of these matters will not have a material adverse effect on the combined company's business, financial condition and results of operation, the results of these proceedings, including any potential settlement are uncertain and there can be no assurance to that effect.

                                 USE OF PROCEEDS

              The Company will not receive any of the net proceeds from the sale of the shares by the Selling Stockholders. However, the Company will receive the exercise price payable upon exercise of any Warrant covering any Resale Shares to be offered and sold pursuant to this Prospectus.

                              SELLING STOCKHOLDERS

              The following table sets forth the principal amount of Common Stock beneficially owned by each of the Selling Stockholders as of January 15, 1998, all of which are Resale Shares. Because the Selling Stockholders may offer all or some of the Resale Shares which they own pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Resale Shares, no estimate can be given as to the amount of Resale Shares that will be held by the Selling Stockholders after completion of this offering. The Resale Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below.

                                        Number of          Percent
                                          Shares           of Out-
                                        Beneficially      standing
Name of Selling Stockholder                Owned           Shares
---------------------------            -------------     ----------
WARRANTHOLDERS (1)
Richard C. Jelinek                        260,219           2.2%
Holly Bank Investments, L.P.              172,118           1.4
William Gardner Brown Trust                67,503             *
Trigran Investments                        56,223             *
P.A.W. Offshore Fund, Ltd.                 46,719             *
Neal Goldman                               45,000             *
Dorsey Gardner                             37,258             *
P.A.W. Partners, L.P.                      35,938             *
Walter McNerney                            34,587             *
Debbie Jelinek                             31,250             *
Jackson Stephens                           31,250             *
Stephens Group, Inc.                       29,688             *
Gail Warden                                28,750             *
Peak Investment, L.P.                      18,938             *
Pleaides Investment Partners               17,188             *
First NY Securities                        14,375             *
Jacoby Enterprises, Inc.                   14,063             *
Jacobs Family Co., LLC                      8,719             *
Peter H. Kamin                              8,594             *
Coral Two Corporation                       6,250             *
Petrus Fund, L.P.                           3,844             *
Peter H. Kamin Childrens Trust              3,750             *
                                        ---------
                                          972,224
SHAREHOLDERS:
Resource Health Partners, L.P. (2)      1,588,701          13.3
Eugene M. Arnone                          167,688           1.4
Richard C. Jelinek                         30,196             *
Richard C. Jelinek Charitable Trust        24,706             *
Richard Pendleton                          20,000             *
                                        ---------
                                        1,831,291
                                        =========
          Total                         2,803,515

----------
* Less than 1%

(1) All shares listed as beneficially owned by the Warrantholders are issuable under Warrants held by each Warrantholder.
(2) RHP has authorized a liquidating distribution of the Resale Shares received by it to its partners. RHP GP, L.P., the general partner of RHP, has authorized a liquidating distribution of the Resale Shares to be received by it to its partners. See "Plan of Distribution."

         The Resale Shares which may be offered by the Warrantholders were acquired by them pursuant to certain Stock Purchase Agreements entered into in connection with the Medicus Merger. To the extent the Resale Shares issuable upon exercise of the Warrants are sold by the Warrantholders pursuant hereto, the Warrants will be exercised and the exercise price thereof will be paid to the Company prior to the sale of the Resale Shares underlying such Warrants.

         The Resale Shares which may be offered by RHP were acquired by RHP from the Company in connection with the RHP Mergers.

         The Resale Shares which may be offered by Eugene Arnone were acquired by Mr. Arnone in connection with the Company's acquisition of Healthcare Recovery, Inc. in April 1997. Mr. Arnone was the President and co-founder of Healthcare Recovery, Inc., and became the Company's Executive Vice President and President of the Business Office Outsourcing Services Division after the completion of the acquisition. Mr. Arnone resigned from his position with the Company effective December 15, 1997.

         Certain of the Resale Shares which may be offered by Richard C. Jelinek, as a Shareholder (and not as a Warrantholder), and by the Richard C. Jelinek Charitable Trust (the "Trust") were acquired by Mr. Jelinek and the Trust pursuant to certain Warrant Purchase Agreements entered into in connection with the Medicus Merger pursuant to which the Company purchased certain warrants held by Mr. Jelinek and the Trust.

         Mr. Pendleton received an option to purchase 20,000 shares of Company Common Stock in connection with the settlement of a lawsuit to which the Company was a party. Mr. Pendleton has exercised this option and acquired the shares which may be offered hereby for resale.

                              CERTAIN TRANSACTIONS

         Thomas F. McNulty, a director of the Company, holds options to purchase 50,000 shares of Medicus Common Stock which will be assumed by the Company in the Merger. These options will be converted into options to purchase shares of Company Common Stock on the same terms as other outstanding Medicus options. In connection with the approval of the Medicus Merger by the Board of Directors of the Company, Mr. McNulty disclosed this interest and abstained from voting.

         John H. Austin, M.D., a director of the Company, is the chief executive officer of a limited partner of RHP. In connection with the approval of the RHP Mergers by the Board of Directors of the Company, Dr. Austin disclosed this interest and abstained from voting.

                              PLAN OF DISTRIBUTION

                  The Resale Shares offered hereby are being offered directly by the Selling Stockholders. The Company will receive no proceeds from the sale of any of the Resale Shares. However, the Company will receive the exercise price payable upon exercise of any Warrant covering any Resale Shares to be offered and sold pursuant to this Prospectus. The sale of the Resale Shares may be effected by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Resale Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Resale Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

                  At the time a particular offer of Resale Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Resale Shares being offered and the terms of the offering including the name or names or any underwriters, dealers or agents, the purchase price paid by any underwriter for the Resale Shares purchased from Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

                  In order to comply with the securities laws of certain states, if applicable, the Resale Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                  The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Resale Shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities

Act. The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, as underwriters or otherwise.

                  Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

                  RHP has authorized a liquidating distribution of the Resale Shares received by it to its partners. RHP GP, L.P., the general partner of RHP, has authorized a liquidating distribution of the Resale Shares to be received by it to its partners. The Company is registering the Resale Shares owned by RHP on behalf of the partners of RHP, the partners of RHP GP, L.P., and the transferees of the partners of RHP and RHP GP, L.P. The number of shares to be owned by each such person has not yet been determined. The partners of RHP and/or RHP GP, L.P. are: Mutual Group, Ltd., Coventry Corporation, J.P. Morgan Investment Corporation, David R. Vaughn, Ted J. Ackroyd, Craig C. Camp, Louis M. Phillips, Barbara M. Vaughn, John Rassweiler, Marie Nell, John Henn, William Park, David H. Alexander, Jr., Thomas Brown, Peter Ackroyd, Paul Ackroyd, Patricia Schano, Roslyn White, Bruce Boyle, RJK Medical Associates, Max I. Gilbert, Max I. Gilbert - Rollover IRA, John H. Rorke III, Joseph Nally, Jr., Rothenberg Trust, Rothenberg Family Partnership, Timothy C. Shamroy, as trustee of the Timothy Shamroy Living Trust dated May 24, 1996, Joel M. Weinberg, Joseph Riley, Eugene Hoeckendorf, Nancy Rothenberg, Michael Weinper, Marc Vest, Melanie Corbin, David Orenstein, Elise Latawiec, Mark Wallis, Judy Gerber, Catalyst Partners, L.L.C., IPN, Inc., Patricia Shaw, Addie Scott, RHP GP, L.P. and RHP Health, Inc.

                                  LEGAL MATTERS

                  The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California.


                                     EXPERTS

                  The audited consolidated financial statements including schedules of the Company incorporated by reference herein and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission
(the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). This Web site can be accessed at http:\\www.sec.gov. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section,
1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Prospectus is a part, and which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto. The information in this Prospectus concerning the Company has been furnished by the Company.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under
Section 13(d) and 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus:

                  1.       Proxy Statement on Schedule 14A filed January 16,
                           1998;

                  2.       Proxy Statement on Schedule 14A filed April 28, 1997;

                  3. Annual Report on Form 10-KSB, and amendment thereto, for the fiscal year ended December 31, 1996;

                  4. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

                  5. Quarterly Report on Form 10-Q, and amendment thereto, for the quarter ended June 30, 1997;

                  6. Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

                  7.       Current Report on Form 8-K filed January 9, 1997;

                  8. Current Report on Form 8-K filed May 9, 1997 and amendment thereto filed July 8, 1997;

                  9.       Current Report on Form 8-K filed October 14, 1997;

                  10. Current Report on Form 8-K filed November 21, 1997 and amendment thereto filed December 24, 1997;

                  11.      Current Report on Form 8-K filed January 13, 1998;

                  12. The description of Company Common Stock set forth in the Company's Registration Statement on Form S-3 (File No. 333-36189) filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

         All reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF COMPANY COMMON STOCK, TO WHOM A PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). REQUESTS SHOULD BE DIRECTED TO KEITH M. ROBERTS, QUADRAMED CORPORATION, 80 E. SIR FRANCIS DRAKE BLVD., SUITE A, LARKSPUR, CALIFORNIA, 94939 (TEL. 415/461-7725).

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
Prospectus Summary........................................................1
Risk Factors..............................................................4
Use of Proceeds..........................................................12
Selling Stockholders.....................................................12
Plan of Distribution.....................................................13
Legal Matters............................................................14
Experts..................................................................14
Available Information....................................................15
Incorporation of Certain Documents by Reference..........................15

                             ----------------------

                                2,803,515 SHARES



                                     [LOGO]


                                  COMMON STOCK



                                   PROSPECTUS



                                        __, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution.

                  The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

         Registration fee.............................................   $15,763
         Printing and engraving expenses* ............................   _______
         Legal expenses*..............................................   _______
         Accounting fees and expenses* ...............................   _______
         Miscellaneous*...............................................   _______

                  Total* .............................................   $
                                                                         =======

----------
* To be filed by amendment.

         The Selling Stockholders will bear their own sales commissions and related sales expenses in connection with this offering, but will not bear any of expenses listed above.


Item 15.  Indemnification of Officers and Directors.

         Section 145 of the Delaware General Corporation Law permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with the Securities Act of 1933, as amended. Pursuant to the Certificate of Incorporation and the Bylaws of the Company, directors and officers of the Company are indemnified to the full extent permitted by law. In addition, the Company has entered into indemnification agreements with its officers and directors that indemnify such officers and directors to the full extent permitted by law against all expenses (including attorneys' fees), judgments, fines or settlement amounts incurred or paid by them in any action or proceeding, including any action by or on behalf of the Company, on account of their service as an officer or director of the Company.

Item 16.   Exhibits.

2.10 Agreement and Plan of Reorganization, dated as of November 9, 1997, by and among the Company and Medicus Systems Corporation. (1)

2.11 Acquisition Agreement and Plan of Merger, dated as of December 29, 1997, by and among the Company, Resource Health Partners, L.P. and other parties thereto. (2)

3.2      Second Amended and Restated Certificate of Incorporation of the
         Company. (3)

3.4      Amended and Restated Bylaws of the Company. (3)

5.1      Opinion of Brobeck, Phleger & Harrison. *

23.1     Consent of Arthur Andersen LLP

24.2 Consent of Brobeck, Phleger & Harrison (included in the Opinion of Counsel filed as Exhibit 5.1 hereto). *

25.1     Power of Attorney (included on page II-3 of this Registration
         Statement).

----------
* To be filed by amendment.

(1) Incorporated by reference from the exhibit with the same number to the Company's Current Report on Form 8-K, filed with the Commission on November 21, 1997.

(2) Incorporated by reference from the exhibit with the same number to the Company's Current Report on Form 8-K, as filed with the Commission on January 13, 1998.

(3) Incorporated by reference from the exhibit with the same number to the Company's Registration Statement on Form SB-2, No. 333-5180-LA, as filed with the Commission on June 28, 1996, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, as filed with the Commission on July 26, 1996, September 9, 1996 and October 2, 1996, respectively.


Item 17.   Undertakings.

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meet all requirements for filing on Form S-3 HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LARKSPUR, STATE OF CALIFORNIA ON THIS 22nd DAY OF January, 1998.

                                       QuadraMed Corporation

                                       By /s/ James D. Durham
                                         ---------------------------------------
                                                      James D. Durham
                                            Chairman of the Board, President
                                              and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, John V. Cracchiolo and Keith M. Roberts, and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



         SIGNATURE                         TITLE                                 DATE
         ---------                         -----                                 ----

/s/ James D. Durham                Chairman of the Board, President and       January 22, 1998
---------------------------        Chief Executive Officer (principal
    James D. Durham                executive officer)

/s/ John V. Cracchiolo
---------------------------        Vice President, Chief Financial Officer    January 22, 1998
  John V. Cracchiolo               and Secretary (principal financial and
                                   accounting officer)
/s/ John H. Austin, M.D.
---------------------------        Director                                   January 22, 1998
 John H. Austin, M.D.

/s/ Albert L. Greene
---------------------------        Director                                   January 22, 1998
   Albert L. Greene



         SIGNATURE                         TITLE                      DATE
         ---------                         -----                      ----

/s/ Kenneth E. Jones
---------------------------        Director                   January 22, 1998
    Kenneth E. Jones

/s/ Thomas F. McNulty
---------------------------        Director                   January 22, 1998
   Thomas F. McNulty

/s/ Joan P. Neuscheler
---------------------------        Director                   January 22, 1998
   Joan P. Neuscheler

/s/ Cornelius T. Ryan
---------------------------        Director                   January 22, 1998
  Cornelius T. Ryan

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                          EXHIBIT TITLE
-------                         -------------

 23.1           Consent of Arthur Andersen, LLP